EXHIBIT 3.6

CERTIFICATE OF CORRECTION OF CERTIFICATE OF DESIGNATIONS

OF

FIXED RATE NONCUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

OF

THE ALLSTATE CORPORATION

The Allstate Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Sections 103 thereof, does hereby certify:

1.         The name of the Corporation is The Allstate Corporation.

2.         The Certificate of Designations of Fixed Rate Noncumulative Perpetual Preferred Stock, Series A of the Corporation (the “Certificate of Designations”) was filed with the Secretary of State of the State of Delaware on June 10, 2013 and such Certificate of Designations requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

3.         The inaccuracy or defect of such Certificate of Designations to be corrected is that the definitions of “Final Quarter End Test Date” and “Preliminary Quarter End Test Date” in Section 6(e) thereof inadvertently provided incorrect dates in connection with interpretive provisions used in the quarterly tests for the suspension of the declaration and payment of dividends in Section 6.

4.         The Certificate of Designations is corrected by replacing the complete definitions of “Final Quarter End Test Date” and “Preliminary Quarter End Test Date” in Section 6(e) thereof with the following:

““Final Quarter End Test Date” and “Preliminary Quarter End Test Date” mean, with respect to a Dividend Payment Date in the relevant month indicated under “Dividend Payment Date” in the table set forth below, the related date indicated under “Final Quarter End Test Date” or “Preliminary Quarter End Test Date” (as applicable) in such table:

Dividend Payment Date	Preliminary Quarter End Test Date	Final Quarter End Test Date

In January	The March 31 preceding such Dividend Payment Date	The September 30 preceding such Dividend Payment Date

In April	The June 30 preceding such Dividend Payment Date	The December 31 preceding such Dividend Payment Date

In July	The September 30 preceding such Dividend Payment Date	The March 31 preceding such Dividend Payment Date

In October	The December 31 preceding such Dividend Payment Date	The June 30 preceding such Dividend Payment Date”

5.            All other provisions of the Certificate of Designations remain unchanged.

IN WITNESS WHEREOF, The Allstate Corporation has caused this certificate to be signed by Mario Rizzo, its Senior Vice President and Treasurer, this 18th day of February, 2014.

THE ALLSTATE CORPORATION

By	/s/ Mario Rizzo
Name:	Mario Rizzo
Title:	Senior Vice President and Treasurer